Albertsons Companies, Inc. Reports Fourth Quarter and Full Year Results

Delivers Fiscal 2021 Results Above Outlook
Provides Fiscal 2022 Outlook
Boise, ID - April 12, 2022
Albertsons Companies, Inc. (NYSE: ACI) (the "Company") today reported results for the fourth quarter of fiscal 2021 and full year fiscal 2021, which ended February 26, 2022, and provided a fiscal 2022 outlook.
Fourth Quarter of Fiscal 2021 Highlights
•Identical sales increased 7.5%; on a two-year stacked basis identical sales growth was 19.3%
•Digital sales increased 5%; on a two-year stacked basis digital sales growth was 287%
•Net income of $455 million, or $0.79 per share
•Adjusted net income of $437 million, or $0.75 per share
•Adjusted EBITDA of $1,074 million
Fiscal 2021 Highlights
•Identical sales decreased 0.1%; on a two-year stacked basis identical sales growth was 16.8%
•Digital sales increased 5%; on a two-year stacked basis digital sales growth was 263%
•Net income of $1,620 million, or $2.70 per share
•Adjusted net income of $1,781 million, or $3.07 per share
•Adjusted EBITDA of $4,398 million

"We are pleased with our fourth quarter and full-year 2021 results and the continuing momentum we are seeing as we enter 2022," said Vivek Sankaran, CEO. "Our strategy is working, and we are executing well against industry-wide pressures. We want to recognize and thank all of our retail, distribution and manufacturing teams for their commitment to and care of our customers and their communities."

Fourth Quarter of Fiscal 2021 Results

Net sales and other revenue was $17.4 billion during the 12 weeks ended February 26, 2022 ("fourth quarter of fiscal 2021") compared to $15.8 billion during the 12 weeks ended February 27, 2021 ("fourth quarter of fiscal 2020"). The increase was driven by the Company's 7.5% increase in identical sales and higher fuel sales, with retail price inflation contributing to the identical sales increase.

Gross margin rate decreased to 28.7% during the fourth quarter of fiscal 2021 compared to 28.9% during the fourth quarter of fiscal 2020. Excluding the impact of fuel, gross margin rate was flat compared to the fourth quarter of fiscal 2020 primarily due to productivity initiatives, improved pharmacy margins related to administering COVID-19 vaccines and favorable product mix, offset by lower gross margin rates across certain product categories due to the rate impact of increased product costs, higher supply chain costs and an increase in LIFO expense, all driven by the current inflationary environment.

Selling and administrative expenses decreased to 24.9% of Net sales and other revenue during the fourth quarter of fiscal 2021 compared to 30.0% of Net sales and other revenue during the fourth quarter of fiscal 2020. Excluding the impacts of fuel and the Combined Plan (as defined herein) withdrawal, Selling and administrative expenses as a percentage of Net sales and other revenue decreased 30 basis points. The decrease in Selling and administrative expenses was primarily attributable to lower COVID-19 related expenses and the execution of productivity initiatives, which were offset by higher employee costs, depreciation and other expenses related to the Company's investments in its digital and omnichannel capabilities and other strategic priorities. The increase in employee costs was the result of additional labor to support the increase in fresh sales, market-driven wage rate increases, incremental front-line associate appreciation pay and higher equity-based compensation expense.

Interest expense, net was $108.0 million during the fourth quarter of fiscal 2021 compared to $113.1 million during the fourth quarter of fiscal 2020.

Other income, net was $47.5 million during the fourth quarter of fiscal 2021 compared to Other income, net of $107.2 million during the fourth quarter of fiscal 2020. The decrease in other income is primarily attributable to lower unrealized gains on non-operating investments in the fourth quarter of fiscal 2021 compared to the fourth quarter of fiscal 2020.

Income tax expense was $148.7 million, representing a 24.6% effective tax rate, during the fourth quarter of fiscal 2021. Income tax benefit of $64.1 million, representing a 30.8% effective tax rate, was the result of the loss before income taxes which was driven by the $607.2 million Combined Plan withdrawal charge during the fourth quarter of fiscal 2020.

Net income was $455.1 million or $0.79 per share during the fourth quarter of fiscal 2021, which included the $78.7 million or $0.14 per share gain, net of tax, related to the Combined Plan withdrawal. Net loss was ($144.2 million) or ($0.37) per share during the fourth quarter of fiscal 2020, which included the $449.4 million or $0.97 per share charge, net of tax, related to the Combined Plan withdrawal.

Adjusted net income was $436.8 million, or $0.75 per share, during the fourth quarter of fiscal 2021 compared to $347.2 million, or $0.60 per share, during the fourth quarter of fiscal 2020.

Adjusted EBITDA was $1,073.7 million during the fourth quarter of fiscal 2021 compared to $916.9 million during the fourth quarter of fiscal 2020.

Supplemental Two-Year Results

The following table provides a comparison of the fourth quarter of fiscal 2021 and 52 weeks ended February 26, 2022 ("fiscal 2021") to the 13 weeks ended February 29, 2020 ("fourth quarter of fiscal 2019") and 53 weeks ended February 29, 2020 ("fiscal 2019") for certain financial measures, including a compounded annual growth rate ("CAGR"), to demonstrate the two-year growth in the Company's business. The Company believes these supplemental comparisons provide meaningful and useful information to investors about the trends in its business relative to pre-COVID-19 pandemic periods.

	Fourth Quarter of Fiscal 2021 Supplemental Two-Year Results	Fiscal 2021 Supplemental Two-Year Results
Identical sales two-year stacked (1)	19.3%	16.8%
Net income per Class A common share two-year CAGR	156.6%	83.7%
Adjusted net income per Class A common share two-year CAGR	50.8%	71.8%
Net income two-year CAGR	159.1%	86.3%
Adjusted net income two-year CAGR	50.0%	70.6%
Adjusted EBITDA two-year CAGR	19.2%	24.6%
% of net sales and other revenue:
Gross margin (1)	Increased 10 basis points	Increased 60 basis points
Selling and administrative expenses (2)	Decreased 110 basis points	Decreased 115 basis points
(1) Excluding fuel.
(2) Excluding fuel and the Combined Plan withdrawal.

Net sales and other revenue was $17.4 billion during the fourth quarter of fiscal 2021 compared to $15.4 billion during the fourth quarter of fiscal 2019. The increase in sales compared to the fourth quarter of fiscal 2019 was primarily due to the 19.3% increase in two-year stacked identical sales.

Gross margin rate increased to 28.7% during fourth quarter of fiscal 2021 compared to 28.6% during the fourth quarter of fiscal 2019. Excluding the impact of fuel, gross margin rate increased by approximately 10 basis points compared to the fourth quarter of fiscal 2019, primarily driven by productivity initiatives and improved pharmacy margins related to administering COVID-19 vaccines, partially offset by an increase in product and supply chain costs, including LIFO expense, as well as growth in digital sales.

Selling and administrative expenses decreased to 24.9% of net sales and other revenue during the fourth quarter of fiscal 2021 compared to 26.5% of net sales and other revenue for the fourth quarter of fiscal 2019. Excluding the impact of fuel and the Combined Plan withdrawal, selling and administrative expenses as a percentage of net sales and other revenue decreased approximately 110 basis points primarily due to sales leverage and the execution of productivity initiatives, partially offset by increases in employee costs and other expenses related to the Company's investments in its digital and omnichannel capabilities and strategic priorities, as well as incremental COVID-19 expenses.

Capital Allocation

During fiscal 2021, capital expenditures were $1,606.5 million, which primarily included investments in the modernization of our store fleet, including 236 remodels and the opening of 10 new stores, and the building of our digital and technology platforms. During the fourth quarter of fiscal 2021, the Company paid a quarterly dividend of $0.12 per share of Class A common stock on February 10, 2022 to stockholders of record as of January 26, 2022. Today the Company announced the next quarterly dividend of $0.12 per share of Class A common stock payable on May 10, 2022 to stockholders of record as of April 26, 2022.

Strategic Alternatives

On February 28, 2022, the Board of Directors of the Company announced that it had commenced a Board-led review of potential strategic alternatives aimed at enhancing the Company's growth and maximizing shareholder value. The review will include an assessment of various balance sheet optimization and capital return strategies, potential strategic or financial transactions and development of other strategic initiatives to complement the Company's existing businesses, as well as responding to inquiries. The Board has not set a timetable for the conclusion of this review, nor has it made any decisions related to any further actions or potential strategic alternatives at this time. There can be no assurance that the review will result in any transaction or other strategic change or outcome.

Convertible Preferred Stock

As of April 8, 2022, subsequent to the end of the fourth quarter of fiscal 2021, certain holders of the Company's convertible preferred stock converted 239,445 shares of convertible preferred stock into 13,903,134 shares of the Company's Class A common stock ("Common Stock") and as of such date, the Company has issued, in the aggregate, 34,272,716 shares of Common Stock to holders of preferred stock, representing approximately 34% of the originally issued convertible preferred stock. As a result, there are 67,339,284 shares of Common Stock reserved for issuance upon the potential conversion of the remaining outstanding convertible preferred stock.

Fiscal 2022 Outlook

The Company is providing its fiscal 2022 outlook as follows:
•Identical sales in fiscal 2022 of approximately 2% to 3%
•Adjusted EBITDA in the range of $4.15 billion to $4.25 billion
•Adjusted net income per share in the range of $2.70 to $2.85 per share
•Effective tax rate in the range of 23% to 24% excluding discrete items
•Capital expenditures in the range of $2.0 billion to $2.1 billion

The Company is unable to provide a full reconciliation of the GAAP and Non-GAAP Measures (as defined below) used in the fiscal 2022 outlook without unreasonable effort because it is not possible to predict certain of the adjustment items with a reasonable degree of certainty. This information is dependent upon future events and may be outside of the Company's control and could have a significant impact on its GAAP financial results for fiscal 2022. The expected effective tax rate does not reflect potential rate adjustments for the resolution of tax audits or potential changes in tax laws, which cannot be predicted with reasonable certainty.

Conference Call

The Company will hold a conference call today at 8:30 a.m. Eastern Time, which will be hosted by Vivek Sankaran, CEO, and Sharon McCollam, President & CFO. The call will be webcast and can be accessed at https://albertsonscompanies.com/investors/events-and-presentations. A replay of the webcast will be available for at least two weeks following the completion of the call.

About Albertsons Companies
Albertsons Companies is a leading food and drug retailer in the United States. As of February 26, 2022, the Company operated 2,276 retail stores with 1,722 pharmacies, 402 associated fuel centers, 22 dedicated distribution centers and 20 manufacturing facilities. The Company operates stores across 34 states and the District of Columbia with 24 banners including Albertsons, Safeway, Vons, Jewel-Osco, Shaw's, Acme, Tom Thumb, Randalls, United Supermarkets, Pavilions, Star Market, Haggen, Carrs, Kings Food Markets and Balducci's Food Lovers Market. The Company is committed to helping people across the country live better lives by making a meaningful difference, neighborhood by neighborhood. In 2021, along with the Albertsons Companies Foundation, the Company contributed nearly $200 million in food and financial support, including approximately $40 million through our Nourishing Neighbors Program to ensure those living in our communities have enough to eat.

Forward-Looking Statements and Factors That Impact Our Operating Results and Trends
This press release includes "forward-looking statements" within the meaning of the federal securities laws. The "forward-looking statements" include our current expectations, assumptions, estimates and projections about our business and our industry. They include statements relating to our future operating or financial performance which the Company believes to be reasonable at this time. You can identify forward-looking statements by the use of words such as "outlook," "may," "should," "could," "estimates," "predicts," "potential," "continue," "anticipates," "believes," "plans," "expects," "future" and "intends" and similar expressions which are intended to identify forward-looking statements.

These statements are not guarantees of future performance and are subject to risks, uncertainties and other factors, some of which are beyond our control and difficult to predict, including, among others:
•changes in macroeconomic conditions and uncertainty regarding the geopolitical environment;
•retail consumer behavior and environment and the Company's industry;
•ability to attract and retain qualified associates and negotiate acceptable contracts with labor unions;
•failure to achieve productivity initiatives;
•increased rates of food price inflation, as well as fuel and commodity prices;
•availability of agricultural commodities and raw materials used in our food products; and
•factors related to the continued impact of the COVID-19 pandemic, about which there are still many unknowns, including its duration, recurrence, new variants, status and effectiveness of vaccinations, duration and scope of related government orders, financial assistance programs, mandates and regulations and the extent of the overall impact to our business and the communities we serve.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by these cautionary statements and risk factors. Forward-looking statements contained in this press release reflect our view only as of the date of this press release. We undertake no obligation, other than as required by law, to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

While certain aspects of our financial results have been favorably impacted by increased demand during the COVID-19 pandemic, in addition to favorable consumer conditions including incremental financial assistance provided by various government agencies, our business continues to experience challenges to meet customer demand. We have experienced increased labor shortages due to COVID-19 variants resulting in transportation and retail store disruptions. Together with labor shortages and higher demand for talent, the current economic environment is driving higher wages. Labor shortages could also impact our ability to negotiate acceptable contracts with labor unions which could result in strikes by affected workers and thereby significantly disrupt our operations. Our ability to meet labor needs, control wage and labor-related costs and minimize labor disruptions will be key to our success of operating our business and executing our business strategies. Furthermore, our business is experiencing an inflationary environment and food price inflation, which has benefited our sales and gross margin growth but has negatively impacted our gross margin rates. We are unable to predict how long the current inflationary environment, including increased energy costs, will continue. We expect the economic environment to remain uncertain as we navigate the current geopolitical environment, the COVID-19 pandemic, labor challenges, supply chain constraints and the current inflationary environment, including increasing energy and commodity prices.

Such risks and uncertainties could cause actual results to differ materially from those expressed or forecasted by us. In evaluating our financial results and forward-looking statements, you should carefully consider the risks and uncertainties more fully described in the "Risk Factors" section or other sections in our reports filed with the SEC including the most recent annual report on Form 10-K and any subsequent periodic reports on Form 10-Q and current reports on Form 8-K.

Non-GAAP Measures, Identical Sales and the Combined Plan

Non-GAAP Measures. EBITDA, Adjusted EBITDA, Adjusted net income and Adjusted net income per Class A common share (collectively, the "Non-GAAP Measures") are performance measures that provide supplemental information the Company believes is useful to analysts and investors to evaluate its ongoing results of operations, when considered alongside other GAAP measures such as net income, operating income, gross margin, and net income per Class A common share. These Non-GAAP Measures exclude the financial impact of items management does not consider in assessing the Company's ongoing operating performance, and thereby provide useful measures of its operating performance on a period-to-period basis. Other companies may have different definitions of Non-GAAP Measures and provide for different adjustments, and comparability to the Company's results of operations may be impacted by such differences. The Company also uses Adjusted EBITDA and Net debt ratio for board of director and bank compliance reporting. The Company's presentation of Non-GAAP Measures should not be construed as an implication that its future results will be unaffected by unusual or non-recurring items.

Identical Sales. As used in this earnings release, the term "identical sales" includes stores operating during the same period in both the current fiscal year and the prior fiscal year, comparing sales on a daily basis. Direct to consumer digital sales are included in identical sales, and fuel sales are excluded from identical sales.

Combined Plan. During the fourth quarter of 2020, the Company withdrew from the Food Employers Labor Relations Association and United Food and Commercial Workers Pension Fund ("FELRA") and the Mid-Atlantic UFCW and Participating Pension Fund ("MAP" and together with FELRA, the "Combined Plan"). As a result, commencing February 2021, the Company is required to annually pay $23.2 million to the Combined Plan for the next 25 years. In addition, upon insolvency of the Combined Plan, the Company will begin to contribute to a new multiemployer pension plan limited to providing benefits to the former participants in MAP and FELRA in excess of the benefits the PBGC insures under law (the "Excess Plan"). The Excess Plan contributions were expected to commence in June 2022 and were estimated to be $13.7 million annually for 10 years. As a result, the Company recorded a non-cash pre-tax charge of $607.2 million in the fourth quarter of fiscal 2020 to record the pension obligation for these benefits earned for prior service.

The Combined Plan was eligible to receive one-time special financial assistance under the American Rescue Plan Act ("ARP Act") and qualified to submit its application for $1.2 billion in special financial assistance in the fourth quarter of fiscal 2021. The $1.2 billion in special financial assistance is expected to provide funding for the Combined Plan to remain solvent for approximately 25 years. Although the $1.2 billion special financial assistance will have no impact on the $23.2 million payment obligation, the Company’s estimated funding requirements for the Excess Plan were reduced as the contributions are now not expected to commence until approximately 2045. Consequently, the Company recorded a non-cash pre-tax gain of $106.3 million to reduce the pension obligation for the Excess Plan.

Albertsons Companies, Inc. and Subsidiaries
Consolidated Statements of Operations
(dollars in millions, except per share data)
(unaudited)

	Fourth Quarter Fiscal 2021	Fourth Quarter Fiscal 2020	Fiscal 2021	Fiscal 2020
Net sales and other revenue	$17,383.5	$15,772.3	$71,887.0	$69,690.4
Cost of sales	12,399.2	11,212.8	51,164.6	49,275.9
Gross margin	4,984.3	4,559.5	20,722.4	20,414.5

Selling and administrative expenses	4,321.7	4,726.1	18,300.5	18,835.8
(Gain) loss on property dispositions and impairment losses, net	(1.7)	8.2	(15.0)	(38.8)
Operating income (loss)	664.3	(174.8)	2,436.9	1,617.5

Interest expense, net	108.0	113.1	481.9	538.2
Loss on debt extinguishment	—	27.6	3.7	85.3
Other income, net	(47.5)	(107.2)	(148.2)	(134.7)
Income (loss) before income taxes	603.8	(208.3)	2,099.5	1,128.7

Income tax expense (benefit)	148.7	(64.1)	479.9	278.5
Net income (loss)	$455.1	$(144.2)	$1,619.6	$850.2

Net income (loss) per Class A common share
Basic net income (loss) per Class A common share	$0.83	$(0.37)	$2.73	$1.53
Diluted net income (loss) per Class A common share	0.79	(0.37)	2.70	1.47
Weighted average Class A common shares outstanding (in millions)
Basic	482.5	464.1	469.6	500.3
Diluted	573.9	464.1	475.3	578.1

% of net sales and other revenue
Gross margin	28.7%	28.9%	28.8%	29.3%
Selling and administrative expenses	24.9%	30.0%	25.5%	27.0%

Store data
Number of stores at end of quarter/year	2,276	2,277

Albertsons Companies, Inc. and Subsidiaries
Consolidated Balance Sheets
(in millions)
(unaudited)

	February 26, 2022	February 27, 2021
ASSETS
Current assets
Cash and cash equivalents	$2,902.0	$1,717.0
Receivables, net	560.6	550.9
Inventories, net	4,500.8	4,301.3
Prepaid assets	301.6	317.2
Other current assets	101.4	101.6
Total current assets	8,366.4	6,988.0

Property and equipment, net	9,349.6	9,412.7
Operating lease right-of-use assets	5,908.4	6,015.6
Intangible assets, net	2,285.0	2,108.8
Goodwill	1,201.0	1,183.3
Other assets	1,012.6	889.6
TOTAL ASSETS	$28,123.0	$26,598.0

LIABILITIES
Current liabilities
Accounts payable	$4,236.8	$3,487.3
Accrued salaries and wages	1,554.9	1,474.7
Current maturities of long-term debt and finance lease obligations	828.8	212.4
Current operating lease obligations	640.6	605.3
Current portion of self-insurance liability	333.3	321.4
Taxes other than income taxes	344.6	339.1
Other current liabilities	409.5	392.0
Total current liabilities	8,348.5	6,832.2

Long-term debt and finance lease obligations	7,136.3	8,101.2
Long-term operating lease obligations	5,419.9	5,548.0
Deferred income taxes	799.8	533.7
Long-term self-insurance liability	837.8	837.7
Other long-term liabilities	1,277.6	1,821.8

Commitments and contingencies
Series A convertible preferred stock	681.1	844.3
Series A-1 convertible preferred stock	597.4	754.8

STOCKHOLDERS' EQUITY
Class A common stock	5.9	5.9
Additional paid-in capital	2,032.2	1,898.9
Treasury stock, at cost	(1,647.4)	(1,907.0)
Accumulated other comprehensive income	69.0	63.5
Retained earnings	2,564.9	1,263.0
Total stockholders' equity	3,024.6	1,324.3
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$28,123.0	$26,598.0

Albertsons Companies, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Fiscal 2021	Fiscal 2020
Cash flows from operating activities:
Net income	$1,619.6	$850.2
Adjustments to reconcile net income to net cash provided by operating activities:
Gain on property dispositions and impairment losses, net	(15.0)	(38.8)
Depreciation and amortization	1,681.3	1,536.9
Operating lease right-of-use assets amortization	623.9	581.5
LIFO expense	115.2	58.7
Deferred income tax	219.0	(112.3)
Pension and post-retirement benefits income	(54.7)	(36.4)
Contributions to pension and post-retirement benefit plans	(29.8)	(60.0)
(Gain) loss on interest rate swaps and commodity hedges, net	(22.8)	16.9
Deferred financing costs	23.4	20.9
Loss on debt extinguishment	3.7	85.3
Equity-based compensation expense	101.2	59.0
Other operating activities	(77.0)	(143.0)
Changes in operating assets and liabilities, net of effects of acquisition of businesses:
Receivables, net	(22.4)	0.4
Inventories, net	(313.8)	9.2
Accounts payable, accrued salaries and wages and other accrued liabilities	679.5	787.4
Operating lease liabilities	(604.6)	(563.3)
Pension withdrawal liabilities	(131.0)	672.3
Self-insurance assets and liabilities	18.6	6.5
Other operating assets and liabilities	(300.9)	171.1
Net cash provided by operating activities	3,513.4	3,902.5

Cash flows from investing activities:
Business acquisitions, net of cash acquired	(25.4)	(97.9)
Payments for property, equipment and intangibles, including lease buyouts	(1,606.5)	(1,630.2)
Proceeds from sale of assets	51.9	161.6
Other investing activities	41.1	(5.5)
Net cash used in investing activities	(1,538.9)	(1,572.0)

Albertsons Companies, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Fiscal 2021	Fiscal 2020
Cash flows from financing activities:
Proceeds from issuance of long-term debt	—	4,094.0
Payments on long-term borrowings	(330.9)	(4,446.7)
Payments of obligations under finance leases	(78.0)	(79.9)
Payment of redemption premium on debt extinguishment	(2.9)	(71.6)
Payments for debt financing costs	(11.0)	(21.9)
Dividends paid on common stock	(207.4)	(93.7)
Dividends paid on convertible preferred stock	(114.6)	(66.0)
Proceeds from convertible preferred stock	—	1,680.0
Third party issuance costs on convertible preferred stock	—	(80.9)
Treasury stock purchase, at cost	—	(1,881.2)
Employee tax withholding on vesting of restricted stock units	(29.4)	(14.1)
Other financing activities	(15.3)	(59.8)
Net cash used in financing activities	(789.5)	(1,041.8)

Net increase in cash and cash equivalents and restricted cash	1,185.0	1,288.7
Cash and cash equivalents and restricted cash at beginning of period	1,767.6	478.9
Cash and cash equivalents and restricted cash at end of period	$2,952.6	$1,767.6

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions, except per share data)
The following tables reconcile Net income (loss) to Adjusted net income, and Net income per Class A common share to Adjusted net income per Class A common share for the fourth quarter of fiscal 2021, fourth quarter of fiscal 2020 and fourth quarter of fiscal 2019:

	Fourth Quarter Fiscal 2021	Fourth Quarter Fiscal 2020	Supplemental Fourth Quarter Fiscal 2019
Numerator:

Net income (loss)	$455.1	$(144.2)	$67.8
Adjustments:
(Gain) loss on interest rate and commodity hedges, net (d)	(14.0)	(7.1)	50.2
Facility closures and transformation (1)(b)	10.8	23.5	7.3
Acquisition and integration costs (2)(b)	0.5	2.1	9.5
Equity-based compensation expense (b)	25.8	15.6	8.0
(Gain) loss on property dispositions and impairment losses, net	(1.7)	8.2	(2.1)
LIFO expense (a)	56.6	21.2	(0.5)
Government-mandated incremental COVID-19 pandemic related pay (3)(b)	4.9	1.8	—
Transaction and reorganization costs related to convertible preferred stock issuance and initial public offering (b)	—	0.4	0.3
Amortization of debt discount and deferred financing costs (c)	7.3	4.2	5.0
Loss on debt extinguishment	—	27.6	45.6
Amortization of intangible assets resulting from acquisitions (b)	11.4	12.3	46.6
Combined Plan (b)	(106.3)	607.2	—
Miscellaneous adjustments (4)(f)	(22.8)	(53.6)	(2.7)
Tax impact of adjustments to Adjusted net income	9.2	(172.0)	(40.8)
Adjusted net income	$436.8	$347.2	$194.2

Denominator:

Weighted average Class A common shares outstanding - diluted	573.9	464.1	580.6
Adjustments:
Convertible preferred stock (5)	—	101.6	—
Restricted stock units and awards (6)	7.7	10.4	6.8
Adjusted weighted average Class A common shares outstanding - diluted	581.6	576.1	587.4

Adjusted net income per Class A common share - diluted	$0.75	$0.60	$0.33

Supplemental Two-Year CAGR:
Net income (loss) two-year CAGR	159.1%
Adjusted net income two-year CAGR	50.0%

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions, except per share data)

	Fourth Quarter Fiscal 2021	Fourth Quarter Fiscal 2020	Supplemental Fourth Quarter Fiscal 2019
Net income (loss) per Class A common share - diluted	$0.79	$(0.37)	$0.12
Convertible preferred stock (5)	—	0.12	—
Non-GAAP adjustments (7)	(0.03)	0.86	0.22
Restricted stock units and awards (6)	(0.01)	(0.01)	(0.01)
Adjusted net income per Class A common share - diluted	$0.75	$0.60	$0.33

Supplemental Two-Year CAGR:
Net income (loss) per Class A common share two-year CAGR	156.6%
Adjusted net income per Class A common share two-year CAGR	50.8%
(1) Includes costs related to closures of operating facilities and third-party consulting fees related to our strategic priorities and associated business transformation.
(2) Related to conversion activities and related costs associated with integrating acquired businesses. Also includes expenses related to management fees paid in prior periods in connection with acquisition and financing activities.
(3) Represents pay that is legislatively required in certain municipalities in which we operate.
(4) Primarily includes lease adjustments related to non-cash rent expense and costs incurred on leased surplus properties, net realized and unrealized gains and losses related to non-operating investments, certain legal and regulatory accruals and settlements and adjustments for unconsolidated equity investments.
(5) Represents the conversion of convertible preferred stock to the fully outstanding as-converted Class A common shares as of the end of each respective period, for periods in which the convertible preferred stock is antidilutive under GAAP.
(6) Represents incremental unvested restricted stock units ("RSUs") and unvested restricted stock awards ("RSAs") to adjust the diluted weighted average Class A common shares outstanding during each respective period to the fully outstanding RSUs and RSAs as of the end of each respective period.
(7) Reflects the per share impact of Non-GAAP adjustments for each period. See the reconciliation of Net income (loss) to Adjusted net income above for further details.

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions, except per share data)

The following table is a reconciliation of Adjusted net income to Adjusted EBITDA:

	Fourth Quarter Fiscal 2021	Fourth Quarter Fiscal 2020	Supplemental Fourth Quarter Fiscal 2019
Adjusted net income (1)	$436.8	$347.2	$194.2
Tax impact of adjustments to Adjusted net income	(9.2)	172.0	40.8
Income tax expense (benefit)	148.7	(64.1)	22.3
Amortization of debt discount and deferred financing costs (c)	(7.3)	(4.2)	(5.0)
Interest expense, net	108.0	113.1	140.5
Amortization of intangible assets resulting from acquisitions (b)	(11.4)	(12.3)	(46.6)
Depreciation and amortization (e)	408.1	365.2	409.4
Adjusted EBITDA	$1,073.7	$916.9	$755.6

Supplemental Two-Year CAGR:
Adjusted EBITDA two-year CAGR	19.2%
(1) See the reconciliation of Net income (loss) to Adjusted net income above for further details.
Non-GAAP adjustment classifications within the Consolidated Statement of Operations:
(a) Cost of sales
(b) Selling and administrative expenses
(c) Interest expense, net
(d) (Gain) loss on interest rate and commodity hedges, net:

	Fourth Quarter Fiscal 2021	Fourth Quarter Fiscal 2020	Supplemental Fourth Quarter Fiscal 2019
Cost of sales	$(11.1)	$(6.9)	$2.3
Other income, net	(2.9)	(0.2)	47.9
Total (Gain) loss on interest rate and commodity hedges, net	$(14.0)	$(7.1)	$50.2

(e) Depreciation and amortization:

	Fourth Quarter Fiscal 2021	Fourth Quarter Fiscal 2020	Supplemental Fourth Quarter Fiscal 2019
Cost of sales	$39.1	$40.7	$43.2
Selling and administrative expenses	369.0	324.5	366.2
Total Depreciation and amortization	$408.1	$365.2	$409.4

(f) Miscellaneous adjustments:

	Fourth Quarter Fiscal 2021	Fourth Quarter Fiscal 2020	Supplemental Fourth Quarter Fiscal 2019
Selling and administrative expenses	$(1.9)	$29.1	$(7.6)
Other income, net	(20.9)	(82.7)	4.9
Total Miscellaneous adjustments	$(22.8)	$(53.6)	$(2.7)

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions, except per share data)
The following tables reconcile Net income to Adjusted net income, and Net income per Class A common share to Adjusted net income per Class A common share for fiscal 2021, fiscal 2020 and fiscal 2019:

	Fiscal 2021	Fiscal 2020	Supplemental Fiscal 2019
Numerator:

Net income	$1,619.6	$850.2	$466.4
Adjustments:
(Gain) loss on interest rate and commodity hedges, net (d)	(22.8)	16.9	50.6
Facility closures and transformation (1)(b)	56.6	58.0	18.3
Acquisition and integration costs (2)(b)	8.6	12.6	60.5
Equity-based compensation expense (b)	101.2	59.0	32.8
Gain on property dispositions and impairment losses, net (3)	(15.0)	(38.8)	(484.8)
LIFO expense (a)	115.2	58.7	18.4
Discretionary COVID-19 pandemic related costs (4)(b)	—	134.6	—
Government-mandated incremental COVID-19 pandemic related pay (5)(b)	57.9	1.8	—
Civil disruption related costs (6)(b)	—	13.0	—
Transaction and reorganization costs related to convertible preferred stock issuance and initial public offering (b)	—	23.8	3.7
Amortization of debt discount and deferred financing costs (c)	23.2	20.3	73.9
Loss on debt extinguishment	3.7	85.3	111.4
Amortization of intangible assets resulting from acquisitions (b)	48.5	55.8	273.6
Combined Plan and UFCW National Fund withdrawal (7)(b)	(106.3)	892.9	—
Miscellaneous adjustments (8)(f)	(63.4)	2.4	35.0
Tax impact of adjustments to Adjusted net income	(46.0)	(355.1)	(47.7)
Adjusted net income	$1,781.0	$1,891.4	$612.1

Denominator:

Weighted average Class A common shares outstanding - diluted	475.3	578.1	580.3
Adjustments:
Convertible preferred stock (9)	97.7	—	—
Restricted stock units and awards (10)	7.4	6.3	6.6
Adjusted weighted average Class A common shares outstanding - diluted	580.4	584.4	586.9

Adjusted net income per Class A common share - diluted	$3.07	$3.24	$1.04

Supplemental Two-Year CAGR:
Net income two-year CAGR	86.3%
Adjusted net income two-year CAGR	70.6%

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions, except per share data)

	Fiscal 2021	Fiscal 2020	Supplemental Fiscal 2019
Net income per Class A common share - diluted	$2.70	$1.47	$0.80
Convertible preferred stock (9)	0.13	—	—
Non-GAAP adjustments (11)	0.28	1.80	0.25
Restricted stock units and awards (10)	(0.04)	(0.03)	(0.01)
Adjusted net income per Class A common share - diluted	$3.07	$3.24	$1.04

Supplemental Two-Year CAGR:
Net income per Class A common share two-year CAGR	83.7%
Adjusted net income per Class A common share two-year CAGR	71.8%
(1) Includes costs related to closures of operating facilities and third-party consulting fees related to our strategic priorities and associated business transformation.
(2) Related to conversion activities and related costs associated with integrating acquired businesses. Also includes expenses related to management fees paid in prior periods in connection with acquisition and financing activities.
(3) Primarily due to gains related to sale leaseback transactions in the second quarter of fiscal 2019.
(4) Includes $44.7 million in bonus payments to front-line associates during the third quarter of fiscal 2020. Also includes $53 million of charitable contributions to our communities for hunger relief and $36.9 million in final reward payments to front-line associates at the end of the first quarter of fiscal 2020.
(5) Represents incremental pay that is legislatively required in certain municipalities in which we operate.
(6) Primarily includes costs related to store damage, inventory losses and community support as a result of the civil disruption during late May 2020 and early June 2020 in certain markets.
(7) Includes the Combined Plan and the $285.7 million charge in the third quarter of fiscal 2020 related to the withdrawal from the United Food and Commercial Workers International Union ("UFCW") Union-Industry Pension Fund ("National Fund")
(8) Primarily includes lease adjustments related to non-cash rent expense and costs incurred on leased surplus properties, net realized and unrealized gains and losses related to non-operating investments, certain legal and regulatory accruals and settlements, pension settlement gain and adjustments for unconsolidated equity investments.
(9) Represents the conversion of convertible preferred stock to the fully outstanding as-converted Class A common shares as of the end of each respective period, for periods in which the convertible preferred stock is antidilutive under GAAP.
(10) Represents incremental unvested RSUs and unvested RSAs to adjust the diluted weighted average Class A common shares outstanding during each respective period to the fully outstanding RSUs and RSAs as of the end of each respective period.
(11) Reflects the per share impact of Non-GAAP adjustments for each period. See the reconciliation of Net income to Adjusted net income above for further details.

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions, except per share data)

The following table is a reconciliation of Adjusted net income to Adjusted EBITDA:

	Fiscal 2021	Fiscal 2020	Supplemental Fiscal 2019
Adjusted net income (1)	$1,781.0	$1,891.4	$612.1
Tax impact of adjustments to Adjusted net income	46.0	355.1	47.7
Income tax expense	479.9	278.5	132.8
Amortization of debt discount and deferred financing costs (c)	(23.2)	(20.3)	(73.9)
Interest expense, net	481.9	538.2	698.0
Amortization of intangible assets resulting from acquisitions (b)	(48.5)	(55.8)	(273.6)
Depreciation and amortization (e)	1,681.3	1,536.9	1,691.3
Adjusted EBITDA (2)	$4,398.4	$4,524.0	$2,834.4

Supplemental Two-Year CAGR:
Adjusted EBITDA two-year CAGR	24.6%
(1) See the reconciliation of Net income to Adjusted net income above for further details.
(2) Fiscal 2019 includes an estimated $54 million of incremental Adjusted EBITDA due to the impact of the additional week in fiscal 2019.
Non-GAAP adjustment classifications within the Consolidated Statement of Operations:
(a) Cost of sales
(b) Selling and administrative expenses
(c) Interest expense, net
(d) (Gain) loss on interest rate and commodity hedges, net:

	Fiscal 2021	Fiscal 2020	Supplemental Fiscal 2019
Cost of sales	$(19.5)	$(2.6)	$2.7
Other income, net	(3.3)	19.5	47.9
Total (Gain) loss on interest rate and commodity hedges, net	$(22.8)	$16.9	$50.6

(e) Depreciation and amortization:

	Fiscal 2021	Fiscal 2020	Supplemental Fiscal 2019
Cost of sales	$164.7	$172.6	$171.5
Selling and administrative expenses	1,516.6	1,364.3	1,519.8
Total Depreciation and amortization	$1,681.3	$1,536.9	$1,691.3

Albertsons Companies, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures
(in millions, except per share data)
(f) Miscellaneous adjustments:

	Fiscal 2021	Fiscal 2020	Supplemental Fiscal 2019
Selling and administrative expenses	$(6.9)	$73.8	$21.0
Other income, net	(56.5)	(71.4)	14.0
Total Miscellaneous adjustments	$(63.4)	$2.4	$35.0

The following table is a reconciliation of Net debt ratio:

	Fiscal 2021	Fiscal 2020
Total debt (including finance leases)	$7,965.1	$8,313.6
Cash and cash equivalents	2,902.0	1,717.0
Total debt net of cash	5,063.1	6,596.6

Adjusted EBITDA	$4,398.4	$4,524.0

Total Net debt ratio	1.15	1.46